Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2021 Second Quarter Results

Oxford, CT – October 30, 2020 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2021.

Second Quarter Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$146.3		$181.9		-19.6%
Gross margin	$56.6	$58.6	$71.1	$71.2	-20.4%	-17.7%
Gross margin %	38.7%	40.0%	39.1%	39.1%
Operating income	$26.4	$29.9	$37.3	$38.4	-29.3%	-22.2%
Operating income %	18.0%	20.4%	20.5%	21.1%
Net income	$20.4	$23.2	$31.3	$32.3	-34.7%	-28.2%
Diluted EPS	$0.82	$0.93	$1.26	$1.30	-34.9%	-28.5%

(1) Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$302.8		$364.6		-16.9%
Gross margin	$116.0	$118.0	$141.8	$141.9	-18.2%	-16.8%
Gross margin %	38.3%	39.0%	38.9%	38.9%
Operating income	$55.2	$59.8	$75.8	$76.9	-27.2%	-22.2%
Operating income %	18.2%	19.8%	20.8%	21.1%
Net income	$43.1	$46.8	$61.8	$62.9	-30.2%	-25.5%
Diluted EPS	$1.73	$1.88	$2.49	$2.53	-30.5%	-25.7%

(1) Results exclude items in reconciliation below.

“Our second quarter results showed strong profitability from our core products” said Michael J. Hartnett, Chairman and Chief Executive Officer. “Looking to the back half of the fiscal year, we remain committed to the preservation of our healthy balance sheet and taking great advantage of our resources to develop new products to address the emerging and urgent needs presented by both space and defense markets.”

Second Quarter Results

Net sales for the second quarter of fiscal 2021 were $146.3 million, a decrease of 19.6% from $181.9 million in the second quarter of fiscal 2020, and organic net sales decreased 19.8% year over year. Net sales for the aerospace markets decreased 25.8% while industrial market net sales declined 8.3% or 8.9% on an organic basis. Gross margin for the second quarter of fiscal 2021 was $56.6 million compared to $71.1 million for the same period last year. On an adjusted basis, gross margin for the second quarter of fiscal 2021 was $58.6 million compared to an adjusted $71.2 million for the same quarter last year.

SG&A for the second quarter of fiscal 2021 was $26.0 million, a decrease of $4.8 million from $30.8 million for the same period last year. The decrease was primarily due to lower personnel-related costs of $4.9 million offset by $0.1 million of other items. As a percentage of net sales, SG&A was 17.8% for the second quarter of fiscal 2021 compared to 16.9% for the same period last year.

Other operating expenses for the second quarter of fiscal 2021 totaled $4.2 million compared to $3.0 million for the same period last year. For the second quarter of fiscal 2021, other operating expenses consisted primarily of $1.5 million of restructuring costs and related items, $2.6 million of amortization of intangible assets and $0.1 million of other items. For the second quarter of fiscal 2020, other operating expenses were comprised mainly of $2.3 million in amortization of intangible assets and $0.9 million of acquisition costs partially offset by $0.2 million of other income.

Operating income for the second quarter of fiscal 2021 was $26.4 million compared to $37.3 million for the same period last year. Excluding other restructuring charges and related items of $3.5 million, adjusted operating income for the second quarter of fiscal 2021 was $29.9 million compared to adjusted operating income of $38.4 million for the second quarter of fiscal 2020. Adjusted operating income as a percentage of net sales was 20.4% for the second quarter of fiscal 2021 compared to 21.1% for the same period last year.

Interest expense, net was $0.3 million for the second quarter of fiscal 2021 compared to $0.5 million for the same period last year.

Income tax expense for the second quarter of fiscal 2021 was $5.4 million compared to $5.4 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2021 was 20.9% compared to 14.7% for the same period last year. The current quarter income tax expense included $0.4 million of tax benefits from share-based stock compensation compared to $2.5 million for the same period last year.

Net income for the second quarter of fiscal 2021 was $20.4 million compared to $31.3 million for the same period last year. On an adjusted basis, net income was $23.2 million for the second quarter of fiscal 2021 compared to $32.3 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2021 was $0.82 per share compared to $1.26 per share for the same period last year. On an adjusted basis, diluted EPS was $0.93 per share for the second quarter of fiscal 2021 compared to $1.30 per share for the same period last year.

Backlog as of September 26, 2020 was $403.0 million compared to $473.2 million as of September 28, 2019.

Restructuring and Consolidation

During the second quarter of fiscal 2021 the company consolidated two of its manufacturing facilities. This resulted in $2.6 million of non-cash restructuring charges comprised of $2.0 million of inventory rationalization charges within cost of sales and $0.6 million of other charges within other operating expenses. Other restructuring charges during the quarter included personnel-related costs of $0.5 million and $0.4 million of other non-cash items.

Liquidity

The Company ended the second quarter of fiscal 2021 with a strong cash balance and liquidity position. Cash as of September 26, 2020 was $166.4 million and the Company had approximately $259.5 million of undrawn revolving credit on its two bank facilities. The Company ended the quarter with total debt of $20.4 million and was in full compliance with all covenants under its credit agreements.

Outlook for the Third Quarter Fiscal 2021

The Company expects net sales to be approximately $140.0 million to $145.0 million in the third quarter of fiscal 2021, compared to $177.0 million last year.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, October 30th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 7558975. An audio replay of the call will be available from 1:45 p.m. ET October 30, 2020 until 1:45 p.m. ET November 6, 2020. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 7558975. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Net sales	$146,335	$181,909	$302,828	$364,599
Cost of sales	89,739	110,795	186,779	222,791
Gross margin	56,596	71,114	116,049	141,808

Operating expenses:
Selling, general and administrative	26,023	30,774	52,852	60,861
Other, net	4,210	3,031	8,020	5,148
Total operating expenses	30,233	33,805	60,872	66,009

Operating income	26,363	37,309	55,177	75,799

Interest expense, net	343	473	768	1,020
Other non-operating expense (income)	211	195	253	364
Income before income taxes	25,809	36,641	54,156	74,415
Provision for income taxes	5,388	5,371	11,046	12,646
Net income	$20,421	$31,270	$43,110	$61,769

Net income per common share:
Basic	$0.82	$1.27	$1.74	$2.52
Diluted	$0.82	$1.26	$1.73	$2.49

Weighted average common shares:
Basic	24,823,658	24,584,369	24,793,245	24,543,038
Diluted	24,957,158	24,905,173	24,944,608	24,856,561

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 26,	September 28,	September 26,	September 28,
Adjusted Gross Margin:	2020	2019	2020	2019
Reported gross margin	$56,596	$71,114	$116,049	$141,808
Inventory purchase accounting adjustment	-	84	-	84
Restructuring and consolidation	1,994	-	1,994	-
Adjusted gross margin	$58,590	$71,198	$118,043	$141,892

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 26,	September 28,	September 26,	September 28,
Adjusted Operating Income:	2020	2019	2020	2019
Reported operating income	$26,363	$37,309	$55,177	$75,799
Inventory purchase accounting adjustment	-	84	-	84
Acquisition costs	-	901	-	901
Restructuring and consolidation	3,514	84	4,633	84
Adjusted operating income	$29,877	$38,378	$59,810	$76,868

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 26,	September 28,	September 26,	September 28,
Adjusted Net Income Per Common Share:	2020	2019	2020	2019
Reported net income	$20,421	$31,270	$43,110	$61,769
Inventory purchase accounting adjustment (1)	-	72	-	72
Acquisition costs (1)	-	769	-	769
Restructuring and consolidation (1)	2,780	72	3,676	72
Foreign exchange translation loss (1)	115	65	176	348
Discrete and other tax items benefit	(102)	82	(127)	(151)
Adjusted net income	$23,214	$32,330	$46,835	$62,879
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.94	$1.32	$1.89	$2.56
Diluted	$0.93	$1.30	$1.88	$2.53

Weighted average common shares:
Basic	24,823,658	24,584,369	24,793,245	24,543,038
Diluted	24,957,158	24,905,173	24,944,608	24,856,561

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
Segment Data, Net External Sales:	2020	2019	2020	2019
Plain bearings segment	$71,053	$90,007	$149,928	$177,496
Roller bearings segment	21,579	32,585	44,479	69,444
Ball bearings segment	21,099	17,424	39,939	35,134
Engineered products segment	32,604	41,893	68,482	82,525
	$146,335	$181,909	$302,828	$364,599

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
Selected Financial Data:	2020	2019	2020	2019
Depreciation and amortization	$8,437	$7,802	$16,833	$15,322

Share-based stock compensation expense	5,231	5,059	10,669	9,861

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$43,545	$51,239	$87,312	$102,051

Cash provided by operating activities	$26,120	$24,482	$74,479	$64,618

Capital expenditures	$2,133	$8,176	$6,008	$20,216

Total debt			$20,392	$37,777

Cash and short-term investments			$166,352	$36,398

Repurchase of common stock			$4,399	$9,848

Backlog			$402,958	$473,233

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
Reconciliation of Total Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$146,335	$181,909	$302,828	$364,599
Swiss Tool - acquisition	(433)	-	(2,619)	-
Organic net sales	$145,902	$181,909	$300,209	$364,599

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
Reconciliation of Aerospace Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$87,141	$117,384	$186,123	$233,703
Swiss Tool - acquisition	-	-	-	-
Organic net sales	$87,141	$117,384	$186,123	$233,703

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
Reconciliation of Industrial Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$59,194	$64,525	$116,705	$130,896
Swiss Tool - acquisition	(433)	-	(2,619)	-
Organic net sales	$58,761	$64,525	$114,086	$130,896